Registration No. 33-84380
As filed with the United States Securities and Exchange Commission on March 26, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
LIFECORE BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0948334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3515 Lyman Boulevard
Chaska, Minnesota 55318
(Address of Principal Executive Offices)
LIFECORE BIOMEDICAL, INC. 1990 STOCK PLAN
(Full title of the plan)
Dennis J. Allingham
Chief Executive Officer
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300
(Name and address of agent for service)

Copy to:
Robert A. Rosenbaum
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-2600

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

TERMINATION OF REGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 33-84380) (the “Registration Statement”) of Lifecore Biomedical, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission on September 26, 1994. The Registration Statement registered 1,000,000 shares of the Company’s common stock, par value $.01 per share, (the “Common Stock”) pursuant to the Company’s 1990 Stock Plan (the “Plan”).
     On March 26, 2008 (the “Closing Date”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 15, 2008, by and among SBT Holdings Inc., a Delaware corporation (the “Parent”), SBT Acquisition Inc., a Minnesota corporation and wholly owned subsidiary of the Parent (the “Purchaser”), and the Company, the Purchaser was merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission with respect to its Common Stock.
     As a result of the Merger, no additional shares of Common Stock will be issued under the Plan. The Company is filing this Post-Effective Amendment No. 1 to remove and withdraw from registration all shares of Common Stock and any additional securities registered pursuant to this Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chaska, State of Minnesota, on the 26th day of March, 2008.

LIFECORE BIOMEDICAL, INC.
By:	/s/ Dennis J. Allingham
Dennis J. Allingham
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of March, 2008.

Signature	Title

/s/ Dennis J. Allingham Dennis J. Allingham	President, Chief Executive Officer and Director (principal executive officer)

/s/ David M. Noel David M. Noel	Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)

* Martin J. Emerson	Director

* Thomas H. Garrett	Director

* Luther T. Griffith	Director

* Richard W. Perkins	Director

* John E. Runnells, III	Lead Director

* By	/s/ Dennis J. Allingham Dennis J. Allingham
Attorney-in-Fact, pursuant to Power of Attorney filed herewith

INDEX TO EXHIBITS

Exhibit No.

Exhibit 24	Power of Attorney